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                                                                    EXHIBIT 23.3


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors
Advanced Energy Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Advanced Energy Industries, Inc. of our report dated January 16, 1998 with respect to the consolidated balance sheets of RF Power Products, Inc. as of November 30, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended and related schedule (not separately presented herein), which report appears in the annual report on Form 10-K of Advanced Energy Industries, Inc. for the year ended December 31, 1998.

/S/ KPMG LLP

Philadelphia, Pennsylvania
November 4, 1999